UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BIOLASE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

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BIOLASE, Inc. (the “Company”) has posted materials to its website in connection with the Company’s special meeting of stockholders to be held on November 19, 2021. A copy of the materials posted to the website can be found below.

A special meeting of stockholders (the “Special Meeting”) of BIOLASE, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), will be held on November 19, 2021, at 10:00 a.m. Pacific Time at the Company’s corporate headquarters, located at 27042 Towne Centre Drive, Suite 270, Foothill Ranch, California 92610. At the Special Meeting, stockholders will be asked to vote on the following matters, as more fully described in the proxy materials:

1.

the approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of Company common stock (without reducing the authorized number of shares of Company common stock), if and when determined by the Company’s board of directors (the “Amendment Proposal”);

2.

to approve the adjournment of the Special Meeting, if necessary, in the reasonable discretion of the Chief Executive Officer and President of the Company, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Amendment Proposal (the “Adjournment Proposal”); and

3.	to transact other such business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Our Board of Directors unanimously recommends that our stockholders vote FOR the Amendment Proposal and the Adjournment Proposal. Stockholders of record at the close of business on October 1, 2021 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the Special Meeting in person.

Whether or not you plan to attend the Special Meeting, please vote as promptly as possible.